Exhibit 10.1

February 1, 2013

Via Hand Delivery

Michelle Burris

Re:     Terms of Transition and Separation

Dear Michelle:

This letter confirms the agreement (“Agreement”) between you and OncoGenex Pharmaceuticals, Inc. (the “Company”) concerning the terms of your transition and separation from employment and offers you certain benefits in exchange for a general release of claims and covenant not to sue upon termination of your employment and upon the termination of the Consultancy (as defined below), as provided in further detail below. If you agree to abide by the terms outlined in this letter, please sign and return this letter to me no later than February 1, 2013.

1. Transition and Separation: As you know, your employment with the Company is ending effective March 31, 2013 (the “Separation Date”). Between now and the Separation Date (the “Transition Period”), you agree to provide transition services to the Company as more fully described herein.

a. By signing below, you hereby confirm that, effective as of February 1, 2013, you resigned as each of the Principal Accounting Officer, Secretary, Treasurer and Chief Financial Officer for the Company, and acknowledge and agree that no such resignations were for Good Reason as defined in Section 6(i) of that certain Employment Agreement between you and the Company dated November 5, 2010 and attached hereto as Exhibit A (the “Employment Agreement”).

b. During the Transition Period, you shall continue to hold the position of Executive Vice President of Operations. You shall report to the Board of Directors through its Chairman for all purposes during the Transition Period; effective immediately, you shall no longer report to Scott Cormack. You agree to cooperatively and diligently provide the transition services outlined in Exhibit B to this Agreement and any other services as may otherwise be reasonably requested by the Company.

c. During the Transition Period, the Company will continue to pay you your regular base salary, and you will continue to be eligible to (i) participate in benefits customarily afforded to other employees, including participation in the Company-sponsored health benefits plan to the fullest extent allowed by the plan, and (ii) continue vesting of your Options and RSUs (as defined and described in Paragraph 6 below).

Michelle Burris

d. On the Separation Date, you will resign from all officer positions you hold with the Company as of that time.

2. Acknowledgment of Payment of Wages: On the Separation Date, the Company will pay you for all wages, salary, vacation, bonuses, commissions, reimbursable expenses, and any similar payments due you from the Company as of the Separation Date.

3. Separation Consideration: In exchange for your agreement to the general release and waiver of claims and covenant not to sue set forth in Exhibit C hereto (the “First Release”), to be signed no earlier than the Separation Date, and your other promises herein, the Company agrees to provide you with the following:

a. Consultancy: Following the Effective Date of the First Release (as defined therein), the Company will engage you as a consultant on the terms set forth in the Consulting Agreement attached hereto as Exhibit D (the “Consultancy”).

b. Termination Consideration: Following the conclusion of the Consultancy for a reason other than (x) your termination of the Consulting Agreement for convenience prior to the one-year term provided by the Statement of Work or (y) the Company’s termination of the Consulting Agreement for your breach of a material term under the Consulting Agreement and your failure to cure such breach, and in each case conditioned upon your execution, delivery, and lack of revocation of a general release of claims in favor of the Company substantially in the form attached hereto as Exhibit E (“Second Release”) within forty-five days following notice of termination of the Consultancy (the “Release Deadline”), the Company agrees to provide you the following further termination consideration consistent with the benefits described in, and subject to the terms and restrictions of, Section 6 of the Employment Agreement:

i. Consideration: The Company agrees to pay you a lump sum in one of the following two amounts, as applicable:

1. $410,348.40, net of withholdings for federal and state income and employment taxes; or

2. If the conclusion of the Consultancy occurs within three months before or within twelve months following a Change of Control (as defined in the Employment Agreement), $511,173.15, plus an amount equal to the sum of twelve (12) months of the average monthly Bonus (as defined in the Employment Agreement) earnings and incentive payments (as described in the Consulting Agreement) paid to you (as an employee or as Consultant Personnel), where such average is calculated over the twenty-four (24) month period immediately preceding the end of the Consultancy, all net of withholdings for federal and state income and employment taxes.

The payment shall be made on the later of the fifth business day following the Release Deadline or the thirtieth day following the conclusion of the Consultancy. If you are provided a payment under Paragraph 3(b)(i)(1) and thereafter become eligible for the larger payment under Paragraph 3(b)(i)(2), the difference between the two amounts (net of withholdings) shall be paid to you within 30 days following the closing date of the Change of Control. For purposes of clarity only, under no circumstances shall you be entitled to payment of both amounts in full.

Michelle Burris

ii. Partial Acceleration of Vesting: The Company agrees to partially accelerate the vesting of your Options and RSUs (as defined and described in Paragraph 6 below) such that, as of the Effective Date of the Second Release, you will be vested in the additional number of shares that would have vested over a twelve-month period had you continued to provide services to the Company as an employee or consultant for such period. Further, if the conclusion of the Consultancy occurs within three months before or within twelve months following a Change of Control, then, all vesting restrictions (if any) shall immediately lapse.

iii. COBRA/Heath Benefits Continuation: If you have timely elected to continue your existing health benefits under COBRA following the Separation Date, and consistent with the terms of COBRA and the Company’s health insurance plan, the Company will provide you a payment to continue your existing health benefits for one of the following two periods, as applicable:

1. For the twelve-month period following the conclusion of the Consultancy; or

2. If the conclusion of the Consultancy occurs within three months before or within twelve months following a Change of Control), for the fifteen-month period following the conclusion of the Consultancy.

The Company shall make this payment in a single lump on the later of the fifth business day following the Release Deadline or the thirtieth day following the conclusion of the Consultancy. If you are provided a payment under Paragraph 3(b)(iii)(1) and thereafter become eligible for the larger payment under Paragraph 3(b)(iii)(2), the difference between the two amounts shall be paid to you within 30 days following the closing date of the Change of Control. For purposes of clarity only, under no circumstances shall you be entitled to payment of both amounts in full.

In the event the period of continuation benefits under this paragraph, after accounting for prior benefit continuation pursuant to the Consulting Agreement, exceeds the federal COBRA maximum benefit of eighteen months, the Company agrees to calculate and reimburse the balance of the benefits continuation payment at the self-plan premium rates for comparable coverage, to be provided by you and subject to reasonable approval by the Company.

By signing below, you acknowledge that (a) this offer of separation consideration fully satisfies and supersedes the Company’s obligations to you under the Employment Agreement and (b) any receipt of separation compensation outlined in this paragraph is in exchange for (and expressly conditioned upon you) waiving your rights to claims referred to in the First Release or the Second Release, as applicable, and that you would not otherwise be entitled to the separation consideration.

Michelle Burris

4. Return of Company Property: You hereby warrant to the Company that you have returned, or will return upon conclusion of the Consultancy, to the Company all property or data of the Company of any type whatsoever that has been in your possession or control.

5. Proprietary Information; Restrictive Covenants: You hereby acknowledge that you are bound by the confidentiality obligations set forth in Section 7(c) of the Employment Agreement and that as a result of your employment with the Company you have had access to the Company’s confidential and proprietary information, that you will hold all such information in strictest confidence and that you will not make use of such information on behalf of anyone. You further confirm that, except as may be reasonably necessary to carry out the duties of the Consultancy, you have delivered to the Company all documents and data of any nature containing or pertaining to such confidential and proprietary information and that you have not taken with you any such documents or data or any reproduction thereof. You further confirm that you are bound by and will comply with your obligations regarding non-solicitation and non-competition as set forth in Sections 7(a) and 7(b) of the Employment Agreement.

6. Equity:

a. Stock Options: Pursuant to the applicable stock option agreements and equity plans, you were or are anticipated to be granted the following options to purchase shares of the Company’s common stock (collectively, the “Options”):

i. An option dated October 28, 2008 to purchase 5,359 shares as to which all shares are vested;

ii. An option dated October 28, 2008 to purchase 11,641 shares as to which all shares are vested;

iii. An option dated May 12, 2009 to purchase 8,260 shares as to which all shares are vested;

iv. An option dated June 8, 2010 to purchase 3,500 shares as to which all shares are vested;

v. An option dated January 3, 2011 to purchase 35,000 shares as to which 18,958 shares will be vested and 16,042 shares will remain unvested as of the Separation Date (assuming your continued employment through that date);

vi. An option dated May 8, 2012 to purchase 15,000 shares as to which 4,375 shares will be vested and 10,625 shares will remain unvested as of the Separation Date (assuming your continued employment through that date); and

vii. An option to purchase 20,000 shares that has been approved by the Board, with such grant to be effective in March 2013 (although such date is not guaranteed), subject to the stock option agreement and plan documents governing the option.

Michelle Burris

Pursuant to the terms of the Consultancy, the Options will remain exercisable, and you will continue to vest in the Options, as applicable, for the duration of the Consultancy and will have 90 days following the conclusion of the Consultancy to exercise any vested shares, including shares that vest as a result of Paragraph 3(b)(ii), above. All other Options shall be forfeited at the end of the Consultancy. All Options that are Incentive Stock Options as defined in Section 422 of the Internal Revenue Code of 1986, as amended, shall cease to be Incentive Stock Options (and will become nonqualified options) if not exercised within ninety days following the Separation Date. Except as amended by this Agreement and the Consulting Agreement, your rights concerning the Options will continue to be governed by the applicable stock option agreements and equity plans (collectively, the “Stock Option Agreements”).

b. Restricted Stock Units: Pursuant to the applicable plan and award agreements, you were granted or are anticipated to be granted the following restricted stock units (the “RSUs”):

i. An award dated May 8, 2012 for 7,500 shares as to which no shares will be vested as of the Separation Date;

ii. An award dated May 8, 2012 for 17,500 shares as to which no shares will be vested as of the Separation Date;

iii. An award for 10,000 shares that has been approved by the Board, with such grant to be effective in March 2013 (although such date is not guaranteed), subject to the applicable plan and award agreements governing the restricted stock units; and

iv. An award for 20,000 shares that has been approved by the Board, with such grant to be effective in March 2013 (although such date is not guaranteed), subject to the applicable plan and award agreements governing the performance-based restricted stock units.

Pursuant to the terms of the Consultancy, you will continue to vest in the RSUs, as applicable, for the duration of the Consultancy. Except as amended by this Agreement and the Consulting Agreement, your rights concerning the RSUs will continue to be governed by the applicable RSU award agreements and equity plan (collectively, the “RSU Agreements”). Except as set forth in Paragraph 3(b)(ii), above, all unvested RSUs shall terminate following the last day of the Consultancy.

7. Mutual Nondisparagement: You and the Company agree and acknowledge that each, respectively, remains bound by and will comply with her or its obligations regarding non-disparagement as provided in Section 7(d) of the Employment Agreement.

8. Withholding: With regard to any payments that may become due or owning pursuant to this Agreement, the Company reserves the right to reduce such amounts by all federal, state, local and other withholdings and similar taxes and payments required by applicable law.

9. Arbitration: Except for any claim for injunctive relief arising out of a breach of a party’s obligations to protect the other’s proprietary information, the parties agree to arbitrate, in

Michelle Burris

King County, Washington, pursuant to the rules of the American Arbitration Association (“AAA”) in effect as of the date such arbitration is sought, any and all disputes or claims arising out of or related to the validity, enforceability, interpretation, performance or breach of this Agreement, whether sounding in tort, contract, statutory violation or otherwise, or involving the construction or application or any of the terms, provisions, or conditions of this Agreement. Any arbitration may be initiated by a written demand to the other party. The arbitrator’s decision shall be final, binding, and conclusive. The parties further agree that this Agreement is intended to be strictly construed to provide for arbitration as the sole and exclusive means for resolution of all disputes hereunder to the fullest extent permitted by law. The parties expressly waive any entitlement to have such controversies decided by a court or a jury.

10. Attorneys’ Fees: If any action is brought to enforce the terms of this Agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which the prevailing party may be entitled.

11. Parachute Payments: In the event that the payments and benefits provided for in this Agreement or any other agreement and the payments and/or benefits provided to you, or for your benefit, under any other Company plan or agreement (such payments or benefits are hereinafter collectively referred to as the “Benefits”) (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and (ii) but for this Paragraph 11, would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the “Excise Tax”), then the Benefits shall either be:

a. delivered in full, or

b. delivered as to such lesser extent which would result in no portion of such Benefits being subject to the Excise Tax (such reduced amount is hereinafter referred to as the “Limited Amount”),

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by you on an after-tax basis, of the greatest amount of Benefits, notwithstanding that all or some portion of such Benefits may be subject to the Excise Tax. If applicable, in order to effectuate the Limited Amount, the Company shall first reduce those Benefits which are payable in cash and then reduce non-cash payments, in each case in reverse order beginning with Benefits which are to be paid the farthest in time from the date of determination that the Benefits will be limited by (11)(b) above. Any calculations and determinations required under this Paragraph 11 shall be made in writing by the Company’s independent auditor (the “Accountant”) whose determination shall be conclusive and binding. You and the Company shall furnish the Accountant such documentation as the Accountant may reasonably request in order to make a determination. The Company shall pay for all costs that the Accountant may reasonably incur in connection with performing any calculations contemplated by this Paragraph 11.

12. Confidentiality: The contents, terms and conditions of this Agreement must be kept confidential by you and may not be disclosed except to your immediate family, accountant or attorneys or pursuant to subpoena or court order. You agree that if you are asked for

Michelle Burris

information concerning this Agreement, you will state only that you and the Company reached an amicable resolution of any disputes concerning your separation from the Company. Any breach of this confidentiality provision shall be deemed a material breach of this Agreement.

13. No Admission of Liability: This Agreement is not and shall not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on the part of Releasees, their representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. This Agreement shall be afforded the maximum protection allowable under Washington Rules of Evidence 408 and/or any other state or federal provisions of similar effect.

14. Complete and Voluntary Agreement: This Agreement, together with Exhibits A-E hereto, the Stock Option Agreements and the RSU Agreements, constitute the entire agreement between you and Releasees with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter. You acknowledge that neither Releasees nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to execute the Agreement, and you acknowledge that you have executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein, and that you are executing this Agreement voluntarily, free of duress or coercion.

15. Severability: The provisions of this Agreement are severable, and if any part of it is found to be invalid or unenforceable, the other parts shall remain fully valid and enforceable. Specifically, should a court, arbitrator, or government agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release, the waiver of unknown claims and the covenant not to sue above shall otherwise remain effective to release any and all other claims.

16. Modification; Counterparts; Facsimile/PDF Signatures: It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by authorized representatives of each of the parties to this Agreement. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Execution of a facsimile or PDF copy shall have the same force and effect as execution of an original, and a copy of a signature will be equally admissible in any legal proceeding as if an original.

17. Effective Date: This Agreement is effective on the day it is signed by you and the Company.

18. Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of Washington.

We appreciate your contributions to the Company and look forward to a smooth transition of your responsibilities in the weeks and months to come.

Michelle Burris

Sincerely,

OncoGenex Pharmaceuticals, Inc.

By:	/s/ Scott Cormack
Scott Cormack,
President and Chief Executive Officer

READ, UNDERSTOOD AND AGREED

/s/ Michelle Burris	Date: 2/1/13
Michelle Burris

EXHIBIT A

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into by and between Michelle Burris (the “Executive”) and OncoGenex Pharmaceuticals, Inc., a Washington corporation (the “Employer” or the “Company”) on November 5, 2010 and is effective as of January 3, 2011 (the “Effective Date”).

1. Duties and Scope of Employment.

For the term of this Agreement (“Employment”), the Employer agrees to employ the Executive in the position of Executive Vice President, Operations and Chief Financial Officer. The Executive shall report directly to the President of the Company. The Executive shall have such duties, authority and responsibilities that are commensurate with her being a senior executive officer of the Employer. During her employment, Executive will perform her duties faithfully and to the best of her ability and will, except as provided below, devote her full business efforts and time to the Employer. For the duration of the Executive’s Employment term, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior written approval of the President, such approval not to be unreasonably withheld. It is understood and agreed that Executive will not be precluded from serving on boards of directors and advisory boards, provided that such activities do not materially adversely affect Executive’s ability to perform and discharge her duties to the Employer. The Executive’s primary work place shall be at the Employer’s corporate headquarters in Bothell, Washington.

2. Cash and Incentive Compensation.

(a) Salary. The Employer shall pay the Executive as compensation for her services a base salary at a gross annual rate of not less than $365,000. Such salary shall be payable in accordance with the Employer’s standard payroll procedures. The annual compensation specified in this Section 2(a), together with any increases in such compensation that the Employer may grant from time to time, is referred to in this Agreement as “Base Compensation.”

(b) Incentive Bonuses. The Executive shall be eligible to receive a discretionary annual fiscal year incentive bonus (“Bonus”) that the Board of Directors of the Company (the “Board”) or Compensation Committee of the Board (the “Committee”) shall determine and award in its sole discretion. Initially, the Executive shall be eligible to receive a Bonus constituting up to 35% of the Executive’s Base Compensation. Such percentage may be modified by the Board or the Committee in its discretion from time to time. The Bonus will be based upon the achievement of specific milestones that will be determined by the Board and /or the Committee and confirmed to the Executive no later than ninety (90) days after the start of each fiscal year. Payment for each year’s Bonus, if awarded, shall be made to the Executive no later than the fifteenth day of the third month after the later of the end of the calendar year or the Employer’s taxable year in which the Bonus payment is no longer subject to a substantial risk of forfeiture for purposes of Section 409A of the Internal Revenue Code, as amended (“Section 409A”). The Board or the Committee may, in its sole discretion, determine not to award a Bonus or to award a Bonus at less than maximum eligibility. The Executive acknowledges that a Bonus is neither required nor guaranteed by this Agreement.

(c) Equity Terms. During the Executive’s Employment, at the discretion of the Committee, the Executive shall be entitled to participate in the Company’s equity compensation plans, as in effect from time to time, and the Executive shall be eligible to receive grants of Company equity (“Compensatory Equity”), as determined by the Committee, in its discretion from time to time.

(d) Employee Benefits. During the Executive’s Employment, the Executive will be entitled to participate in the employee benefit plans of general applicability to other employees of the Company, as in effect from time to time, including, without limitation, the Company’s group medical, dental, vision, disability, life insurance, director and officer liability insurance and flexible-spending account plans. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

(e) ”Service” Definition. For purposes of Section 3(b) of this Agreement, “Service” shall mean service by the Executive as an employee and/or consultant of the Employer (or any subsidiary or parent or affiliated entity of the Employer).

3. Vacation and Indemnification.

(a) Vacation. The Executive will be eligible for paid vacation in accordance with the Employer’s vacation policy. Under the Employer’s current vacation policy, the Executive is eligible for twenty (20) days per year of paid vacation. Unused vacation may not be carried over for more then twelve months after the completion of each fiscal year.

(b) Indemnification. The Employer shall indemnify the Executive to the maximum extent permitted by applicable law and the Employer’s certificate of incorporation and bylaws with respect to the Executive’s Service. During the Executive’s Employment, the Employer shall maintain officers’ liability insurance for the Executive’s benefit on terms and conditions no less favorable than the terms and conditions generally applicable to the Employer’s other senior executive officers. The Employer’s obligations under this Section 3(b) shall survive termination of the Executive’s Service and also termination or expiration of this Agreement.

4. Business Expenses.

During her Employment, the Executive shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with her duties hereunder. The Employer shall promptly reimburse the Executive for such expenses upon presentation of appropriate supporting documentation, all in accordance with the Employer’s generally applicable policies.

5. Term of Employment.

(a) Employment-at-Will. The Employer and the Executive hereby acknowledge that the Executive’s Employment is at-will. The Employer may terminate the Executive’s Employment with or without Cause, by giving the Executive either, in the Employer’s sole discretion, (a) thirty (30) days advance notice in writing or (b) a cash payment equivalent to thirty (30) calendar days of the then-effective Base Compensation in lieu of providing such notice. The Executive may terminate her Employment by giving the Employer thirty (30) days advance notice in writing. The Executive’s Employment shall terminate automatically in the event of her death.

(b) Rights Upon Termination. Upon the termination of the Executive’s Employment for any reason (including death or Disability (as defined below)), the Executive shall be entitled to the compensation, benefits and reimbursements described in this Agreement through the effective date of the termination (the “Termination Date”), and the Employer shall make the following payments to the Executive (or her beneficiary) within 10 business days following the Termination Date: (i) all unpaid salary and unpaid vacation accrued through the Termination Date, (ii) any accrued, unpaid bonuses (provided that any such bonus has been awarded by the Board or the Committee, in accordance with the terms of any applicable plan, has been earned by the Executive and is not subject to any vesting or other similar requirement) for any fiscal year of the Employer ended prior to the Termination Date and (iii) any unreimbursed business expenses. The Executive may also be eligible for other post-Employment payments and benefits as provided in this Agreement or pursuant to other agreements (other than the Prior Agreements) or plans with the Employer. Upon the Termination Date, the Executive shall have no further rights to receive compensation or benefits from the Employer except as set forth in Section 6 and pursuant to the terms of any benefit plans (including without limitation any equity compensation plans) of the Company in which the Executive is a participant.

6. Termination Benefits.

(a) Severance Pay. If there is an Involuntary Termination (as defined below) of the Executive’s Employment, then, subject to the Executive’s execution, delivery and non-revocation of a Release (defined below) within the time period described below, following the Executive’s “separation from service” within the meaning of Section 409A, the Employer shall pay the Executive a single lump sum of cash in an amount equal to the sum of twelve (12) months (the “Severance Period”) of the Executive’s then annual Base Compensation (not giving effect to any reduction in Base Compensation made in connection with such Involuntary Termination or giving rise to Good Reason). The cash lump sum amount payable under this Section 6(a) shall be made to the Executive on the first payroll date in the month following the month containing the Release Deadline. The Executive shall also receive the benefits provided in Sections 6(b) and 6(c), and all such payments and benefits shall not be subject to mitigation or offset (except as specified in Section 6(b)). In order to be entitled to receive the severance described in this Section 6(a) (including the benefits provided in Sections 6(b), 6(c) and, if applicable, 6(d)), the Executive must execute, deliver and not revoke the Release within forty-five (45) calendar days following the Executive’s separation from service (the date that is forty-five (45) calendar days following the Executive’s separation from service is the “Release Deadline”). The Employer shall furnish the Release to the Executive on the date of her Involuntary Termination. The “Release” shall be a general release of all litigation and other claims against the Employer and all affiliates by the Executive and on Executive’s behalf in a form satisfactory to the Employer.

(b) Health Insurance. If the Executive is entitled to receive the severance payment in Section 6(a), and if the Executive elects to continue her (and her dependents’) health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), then the Employer shall pay up to the number of months of the Executive’s monthly premium under COBRA that is equal to the number of months in the Severance Period, provided that the Employer’s obligation to pay the monthly premium shall cease at such time as the Executive becomes eligible to receive substantially equivalent health coverage in connection with new employment and Executive agrees to notify Employer at such time as she becomes eligible for substantially equivalent health coverage.

(c) Equity Vesting. Notwithstanding the terms of any equity compensation plan of the Company or any agreement in connection with a grant of Compensatory Equity, if the Executive is entitled to receive the payments in Section 6(a), then the time-based vesting restrictions (if any) shall immediately lapse on an additional number of shares of Company common stock under all of the Executive’s outstanding Compensatory Equity that is equal to the number of shares that would have time-vested if the Executive had continued in employment for the number of additional months following the Termination Date that is equal to the number of months in the Severance Period. The Executive shall be entitled to exercise any of her Compensatory Equity to the extent vested pursuant to this Section 6(c) or otherwise for such period as set forth in the terms of that Compensatory Equity.

(d) Effect of Change in Control. If the Company is subject to a Change in Control (as defined below) and there is an Involuntary Termination of the Executive’s Employment within the period beginning three (3) months before and ending twelve (12) months after a Change in Control (or more than three (3) months prior to a Change in Control but in connection with a Change in Control), then following the Executive’s separation from service, the Executive will be entitled to all benefits described in Sections 6(a), 6(b) and 6(c) of this Agreement subject to the same terms and conditions and payment dates described above, except that (x) the cash payment amount under Section 6(a) shall be an amount equal to the sum of fifteen (15) months of the Executive’s then annual Base Compensation (not giving effect to any reduction in Base Compensation made in connection with such Involuntary Termination or giving rise to Good Reason), plus an amount equal to the sum of twelve (12) months of the Executive’s average monthly Bonus earnings, where such average is calculated over the twenty-four (24) month period immediately preceding the Executive’s separation from service and based on the Executive’s Bonus paid in such 24 month period, (y) the Employer’s payment of monthly COBRA premiums under Section 6(b) shall be for up to fifteen (15) months and (z) notwithstanding the terms of any equity compensation plan of the Company or any agreement in connection with a grant of Compensatory Equity, all vesting restrictions (if any) shall immediately lapse on all of the Executive’s Compensatory Equity effective as of the Executive’s separation from service. For purposes of the preceding sentence, an Involuntary Termination shall be deemed to be in connection with a Change in Control if such termination (i) is required by the merger agreement, purchase agreement or other instrument relating to such Change in Control or (ii) is made at the express request of the other party (or parties) to the transaction constituting such Change in Control.

(e) Parachute Payments. In the event that the payments and benefits provided for in this Agreement and the payments and/or benefits provided to, or for the benefit of, the Executive under any other Employer plan or agreement (such payments or benefits are hereinafter collectively referred to as the “Benefits”) (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and (ii) but for this Section 6(e), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the “Excise Tax”), then the Benefits shall either be:

(i) delivered in full, or

(ii) delivered as to such lesser extent which would result in no portion of such Benefits being subject to the Excise Tax (such reduced amount is hereinafter referred to as the “Limited Amount”),

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Executive on an after-tax basis, of the greatest amount of Benefits, notwithstanding that all or some portion of such Benefits may be subject to the Excise Tax. If applicable, in order to effectuate the Limited Amount, the Employer shall first reduce those Benefits which are payable in cash and then reduce non-cash payments, in each case in reverse order beginning with Benefits which are to be paid the farthest in time from the date of determination that the Benefits will be limited by (e)(ii) above. Any calculations and determinations required under this Section 6(e) shall be made in writing by the Company’s independent auditor (the “Accountant”) whose determination shall be conclusive and binding. The Executive and the Company shall furnish the Accountant such documentation as the Accountant may reasonably request in order to make a determination. The Employer shall pay for all costs that the Accountant may reasonably incur in connection with performing any calculations contemplated by this Section 6(e).

(f) “Change in Control” Definition. For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following events:

(i) the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if the Company’s stockholders immediately prior to such merger, consolidation or reorganization cease to directly or indirectly own immediately after such merger, consolidation or reorganization at least a majority of the combined voting power of the continuing or surviving entity’s securities (or, if the continuing or surviving entity is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the ultimate parent corporation of such surviving or resulting corporation) outstanding immediately after such merger, consolidation or other reorganization;

(ii) the consummation of the sale, transfer or other disposition of all or substantially all of the Company’s assets (other than (1) to a corporation or other entity of which at least a majority of its combined voting power is owned directly or indirectly by the Company, (2) to a corporation or other entity owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company or (3) to a continuing or surviving entity described in subsection (i) in connection with a merger, consolidation or corporate reorganization which does not result in a Change in Control under subsection (i));

(iii) a change in the composition of the Board, as a result of which fewer than one-half of the incumbent directors are directors who either (1) had been directors of the Company on the date twenty-four (24) months prior to the date of the event that may constitute a Change in Control (the “original directors”) or (2) were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved;

(iv) the consummation of any transaction as a result of which any person becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), directly or indirectly, of securities of the Company representing at least thirty-five percent (35%) of the total voting power represented by the Company’s then outstanding voting securities. For purposes of this subsection, the term “person” shall have the same meaning as when used in sections 13(d) and 14(d) of the Exchange Act but shall exclude:

(1) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or an affiliate of the Company;

(2) a corporation or other entity owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company;

(3) the Company; and

(4) a corporation or other entity of which at least a majority of its combined voting power is owned directly or indirectly by the Company; or

(v) a complete winding up, liquidation or dissolution of the Company.

For purposes of this Section 6(f), a transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transactions.

(g) ”Cause” Definition. For all purposes under this Agreement, “Cause” shall mean any of the following committed by the Executive:

(i) Willful failure to follow the reasonable and lawful directions of President of the Company;

(ii) Conviction of a felony (or a plea of guilty or nolo contendere by the Executive to a felony) that materially harms the Company;

(iii) Acts of fraud, dishonesty or misappropriation committed by the Executive;

(iv) Willful misconduct by the Executive in the performance of the Executive’s material duties required by this Agreement; or

(v) A material breach of this Agreement.

The foregoing is an exclusive list of the acts or omissions that shall be considered “Cause” for the termination of the Executive’s Employment by the Employer. With respect to the acts or omissions set forth in clauses (i), (iii), (iv) and (v) above, (x) the President shall provide the Executive with one (1) month advance written notice detailing the basis for the termination of Employment for Cause, (y) during the one-month period after the Executive has received such notice, the Executive shall have an opportunity to cure such alleged Cause events before any termination for Cause is finalized and (z) the Executive shall continue to receive the compensation and benefits provided by this Agreement during the one-month cure period. In addition, no act or failure to act of Executive shall be willful or intentional if performed in good faith with the reasonable belief that the action or inaction was in the best interest of the Employer.

(h) “Involuntary Termination” Definition. For all purposes under this Agreement, “Involuntary Termination” shall mean any of the following: (i) termination of the Executive’s Employment by the Employer without Cause; (ii) the Executive’s resignation of Employment for Good Reason; or (iii) termination of the Executive’s Employment by the Employer for Disability.

(i) “Good Reason” Definition. For all purposes under this Agreement, “Good Reason” shall mean any of the following that occurs without the Executive’s prior written consent: (i) the relocation of the Executive’s primary work location by more than forty (40) miles from the Employer’s current location in Bothell, Washington; (ii) a material reduction of the Executive’s Base Compensation or Executive’s employee benefits; (iii) any material reduction or diminution of the Executive’s duties, authority or responsibilities; (iv) the Employer’s material breach of this Agreement; or (v) the failure of any successor of the Company to expressly in writing assume the Company’s obligations under this Agreement, in each case, provided that the Executive shall have provided the Employer with thirty (30) days advance written notice and an opportunity to cure such breach during such 30-day period.

(j) “Disability” Definition. For all purposes under this Agreement, “Disability” shall mean the Executive’s incapacity due to physical or mental illness to perform her full-time duties with the Employer for a continuous period of three (3) months or an aggregate of six (6) months in any eighteen (18) month period.

7. Non-Solicitation, Non-Compete and Non-Disparagement.

(a) Non-Solicitation. During the period commencing on the date of this Agreement and continuing until the first anniversary of the Termination Date, the Executive shall not directly or indirectly, personally or through others, solicit, recruit, or attempt to solicit or recruit any employee, agent, licensor, content provider, supplier, distributor, customer or partner of the Company to curtail, cancel or terminate such employment, agency or business relationship that it has with the Company or its affiliates.

(b) Non-Compete. During the period commencing on the date of this Agreement and continuing until the first anniversary of the Termination Date, the Executive shall not directly or indirectly, personally or through others, own, manage, operate, control, participate in, perform services for, make any investment in, assist, or otherwise carry on, the Company business (such business, including the business of any subsidiary or parent or affiliated entity of the Company, is referred to herein as the “Company Business”) or any business that directly competes with the Company Business (other than in the course of performing duties to the Company or any of its affiliates as an employee or other service provider). Notwithstanding the foregoing, nothing contained in this Section 7(b) shall limit or otherwise affect the ability of Executive to own not more than 1.0% of the outstanding capital stock of any entity that is engaged in a business competitive with the Company Business, provided that such investment is a passive investment and the Executive is not directly or indirectly involved in the management or operation of such business or otherwise providing consulting services to such business. For purposes of this Agreement, Company Business shall include, but shall not be limited to the research and development of the Technology, as defined herein, and such other business plans as approved by the Board from time to time and which are in effect on the Termination Date. As used herein, “Technology” means all ideas, concepts, business and trade names, trademarks, know-how, trade secrets, inventions, improvements, devices, methods, processes and discoveries, whether patentable or not, and whether or not reduced to writing or other tangible form or to actual or constructive practice which either: (i) are part of the technology licensed to OncoGenex Technologies Inc. under the UBC Licenses, as defined herein, or (ii) are otherwise developed or acquired on behalf of or by the Company or any affilate of the Company, including but not limited to the technology licensed to the Company or any affiliate of the Company by clients for work to be performed for such clients pursuant to research contracts. As used herein, “UBC Licenses” means the licenses entered into by the University of British Columbia and OncoGenex Technologies Inc. effective November 1, 2001, September 1, 2002 and April 5, 2005 which define the terms under which OncoGenex Technologies Inc. has acquired an exclusive license to certain technology. It is understood that OncoGenex Technologies Inc. has granted the Company a limited right to use certain technology licensed under the UBC Licenses solely for the Company to perform work for OncoGenex Technologies Inc.

(c) Confidential Information. Except as required in the good faith opinion of the Executive in connection with the performance of the Executive’s duties hereunder or as specifically set forth in this Section 7(c), the Executive shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for her benefit or the benefit of any person, firm, corporation or other entity any confidential or proprietary information or trade secrets of or relating to the Company or any of its affiliates, including, without limitation, information with respect to the Company’s operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, business plans, designs, marketing or other business strategies, compensation paid to employees or other terms of employment, or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such confidential or proprietary information or trade secrets. The Company and the Executive stipulate and agree that as between them the foregoing matters are important, material and confidential proprietary information and trade secrets and affect the successful conduct of the businesses of the Company (and any successor or assignee of the Company). Upon termination of the Executive’s employment with the Company for any reason, the Executive shall promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company’s customers, business plans, designs, marketing or other business strategies, products or processes, provided that the Executive may retain her rolodex, address book and similar information, whether or not the Company specifically requests it.

(d) Non-Disparagement. The Executive and the Company mutually agree not to disparage or defame, in writing or orally, the other party, and as applicable, its or her services, products, subsidiaries and affiliates, and/or their respective directors, officers, employees, agents, family members, successors and assigns. This non-disparagement provision shall not apply to statements made by non-management employees of the Company, so long as such statements did not originate from and were not induced or encouraged (directly or indirectly) by an officer, director or management employee of the Company. Notwithstanding the foregoing, nothing in this Section 7(d) shall limit the ability of the Company or the Executive, as applicable, to provide truthful testimony as required by law or any judicial or administrative process.

(e) Remedies. Without limiting the right of the Employer to pursue all other legal and equitable rights available to the Employer for violation of the provisions of Section 7 of this Agreement by Executive, it is agreed that (a) other remedies cannot fully compensate the Employer for such a violation, (b) such a violation will cause the Employer irreparable harm which may not be adequately compensated by money damages and (c) the Employer shall each be entitled to temporary, preliminary and permanent injunctive or other equitable relief, without proving actual damages or posting a bond therefore, to prevent a violation, continuing violation or threatened violation of the provisions of Section 7 of this Agreement.

8. Inventions and Patents.

(a) For purposes of this Agreement, “Inventions” includes, without limitation, information, inventions, contributions, improvements, ideas, or discoveries, whether protectable or not, and whether or not conceived or made during work hours. Executive agrees that all Inventions conceived or made by Executive during the period of employment with Employer belong to Employer, provided they grow out of Executive’s work with Employer or are related in some manner to the Company Business, including, without limitation, research and product development, and projected business of Employer or its affiliated companies. Accordingly, Executive will:

(i) Make adequate written records of such Inventions, which records will be Employer’s property;

(ii) Assign to Employer or its designee, at Employer’s request, any rights Executive may have to such Inventions for the U.S. and all foreign countries;

(iii) Waive and agree not to assert any moral rights Executive may have or acquire in any Inventions and agree to provide written waivers from time to time as requested by Employer; and

(iv) Assist Employer (at Employer’s expense) in obtaining and maintaining patents or copyright registrations with respect to such Inventions.

(b) Executive understands and agrees that Employer or its designee will determine, in its sole and absolute discretion, whether an application for patent will be filed on any Invention that is the exclusive property of Employer, as set forth above, and whether such an application will be abandoned prior to issuance of a patent. Employer will pay to Executive, either during or after the term of this Agreement, the following amounts if Executive is sole inventor, or Executive’s proportionate share if Executive is joint inventor: $750 upon filing of the initial application for patent on such Invention; and $1,500 upon issuance of a patent resulting from such initial patent application, provided Executive is named as an inventor in the patent.

(c) Executive further agrees that Executive will promptly disclose in writing to Employer during the term of Executive’s employment and for one (1) year thereafter, all Inventions whether developed during the time of such employment or thereafter (whether or not Employer has rights in such Inventions) so that Executive’s rights and Employer’s rights in such Inventions can be determined. Except as set forth on the initialed Exhibit A (List of Inventions) to this Agreement, if any, Executive represents and warrants that Executive has no Inventions, software, writings or other works of authorship useful to Employer in the normal course of the Company Business, which were conceived, made or written prior to the date of this Agreement and which are excluded from the operation of this Agreement.

(d) NOTICE: In accordance with Washington law, this Section 8 does not apply to Inventions for which no equipment, supplies, facility, or trade secret information of Employer was used and which was developed entirely on Executive’s own time, unless: (a) the Invention relates (i) directly to the business of Employer or (ii) to Employer’s actual or demonstrably anticipated research or development, or (b) the Invention results from any work performed by Executive for Employer.

9. Successors.

(a) Employer’s Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Employer’s business and/or assets. For all purposes under this Agreement, the term “Employer” shall include any successor to the Employer’s business and/or assets which becomes bound by this Agreement.

(b) Employee’s Successors. This Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

10. Section 409A of the Internal Revenue Code.

It is anticipated that payments under this Employment Agreement will be exempt from IRC Section 409A. However, to the extent that any payment under this Employment Agreement is subject to Section 409A, the terms of the Employment Agreement will be interpreted to comply with the requirements of Section 409A. In the event that the Employer determines that any of the benefits payable under this Agreement would violate Section 409A, then the Employer and the Executive shall, in good faith, agree to implement adjustments needed to comply with Section 409A and to minimize adverse tax consequences. Additionally, notwithstanding anything contained in this Agreement to the contrary, if Executive is deemed by the Employer at the time of Executive’s “separation from service” to be a “specified employee,” each within the meaning of Section 409A, any compensation or benefits to which Executive becomes entitled under this Agreement (or any agreement or plan referenced in this Agreement) in connection with such separation that are subject to Section 409A shall not be made or commence until the date which is six (6) months after Executive’s “separation from service” (or, if earlier, Executive’s death). Such deferral to a date that is six months after Executive’s separation from service shall only be effected to the extent required to avoid adverse tax treatment to Executive, including (without limitation) the additional twenty percent (20%) tax for which Executive would otherwise be liable under Section 409A(a)(1)(B) in the absence of such deferral. Upon the expiration of this deferral period, any compensation or benefits which would have otherwise been paid during that period (whether in a single lump sum or in installments) in the absence of this Section 10 shall be paid to Executive or Executive’s beneficiary in one lump sum.

11. Repayment Provisions.

If the Company is required to prepare an accounting restatement due to its material noncompliance as a result of the Executive’s misconduct with any financial reporting requirement under United States securities laws, then, and only if Section 304 of the Sarbanes-Oxley Act of 2002,or a successor provision, is then in effect, the Company may require the Executive to reimburse the Employer for (i) any bonus or other incentive-based or equity-based compensation received by the Executive from the Employer during the 12-month period following the first public issuance or filing with the Securities Exchange Commission (whichever first occurs) of the financial documents embodying such financial reporting requirement and (ii) any profits realized from the sale of securities of Company during such 12-month period.

12. Miscellaneous Provisions.

(a) Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by overnight courier, U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Executive, mailed notices shall be addressed to her at the home address that she most recently communicated to the Employer in writing. In the case of the Employer, mailed notices shall be addressed to:

Attention:	President
c/o:	Suite 400 — 1001 West Broadway
Vancouver, British Columbia
CANADA, V6H 4B1
Telephone: 604-736-3678
Facsimile: 604-736-3687

(b) Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Employer (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Whole Agreement. Except for those agreements or plans referenced herein (including without limitation any employee benefit plans of the Company in which the Executive is a participant in as of the Effective Date), this Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any other agreements, representations or understandings (whether oral or written and whether express or implied) with respect to the subject matter hereof. In the event of any conflict in terms between this Agreement and any other agreement executed by and between the Executive and the Employer, the terms of this Agreement shall prevail and govern.

(d) Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.

(e) Reporting Requirements. As the Executive is a Section 16 officer, the Company will assist the Executive and facilitate the Executive’s compliance with applicable Section 16 reporting requirements.

(f) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Washington (except their provisions governing the choice of law).

(g) Severability; Blue-Penciling. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect. Furthermore, it is the intent, agreement and understanding of each party hereto that if, in any action before any court or agency legally empowered to enforce this Agreement, any term, restriction, covenant or promise in this Agreement is found to be unreasonable and for that or any other reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the minimum extent necessary to make it enforceable by such court or agency; provided further that any such court or agency shall have the power to modify such provision, to the extent necessary to make it enforceable (for the maximum duration and geographic scope permissible), and such provision as so modified shall be enforced,

(h) Assignment. The Employer may assign its rights under this Agreement to any entity that expressly in writing assumes the Employer’s obligations hereunder in connection with any sale or transfer of all or substantially all of the Company’s assets to such entity.

(i) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

ONCOGENEX PHARMACEUTICALS, INC.		MICHELLE BURRIS

By:	/s/ Scott Cormack	Signed:	/s/ Michelle Burris
Name:	Scott Cormack
Its:	President and Chief Executive Officer

EXHIBIT B

TRANSITION SERVICES

On the Effective Date:

•

All duties of the Chief Financial Officer, Secretary, Treasurer and Principle Accounting Officer shall cease as of the Effective Date. To effect the discontinuation of the role of Chief Financial Officer, Secretary, Treasurer and Principle Accounting Officer, the following shall be completed on the Effective Date:

•	Deliver to the Company, a fully executed resignation as Chief Financial Officer, Secretary, Treasurer and Principle Accounting Officer

•

Execute all forms and modify internal policies to (a) revoke check signing and banking authority and (b) transfer each to the Principle Accounting Officer, or alternative as identified by the Company; and

•	Transfer all applicable accounting and finance functions/responsibilities to Principle Accounting Officer.

During the Transition Period:

•

Provide continuation of employment duties substantially similar to those being provided immediately prior to the Effective Date, excluding the duties of the Chief Financial Officer, Secretary, Treasurer and Principle Accounting Officer;

•

Transfer applicable accounting and finance operating knowledge to the Principle Accounting Officer, new Chief Financial Officer, or third-party vendor, as identified by the Company, by the Separation Date;

•	Develop revised Contract Policy and Purchasing Policy to revoke signing authority associated with Executive Vice President role on each to become effective on the Separation Date;

•

Transfer reporting functions presently reporting to CFO/EVP Operations to Chief Executive Officer or appropriate designee identified by the Company, such transfer of reporting to be effective by the Separation Date;

•	Participate in stakeholder communications with Chief Executive Officer to convey reason for change in role;

•	Continue to participate in analysis and development of materials to support the strategic board meeting scheduled for March, 2013.

•	Assist in search and/or recruitment of new Chief Financial Officer, or retaining of a CFO services individual or company, each to the extent requested by the Company; and

•	Other services that the Company may reasonably request from you during the Transition Period.

EXHIBIT C

FIRST RELEASE

This General Release of All Claims and Covenant Not to Sue (the “First Release”) is entered into between Michelle Burris (“Burris”) and OncoGenex Pharmaceuticals, Inc. (the “Company”) (collectively, “the parties”).

WHEREAS, on February 1, 2013, Burris and the Company entered into an agreement regarding Burris’ transition and separation from employment with the Company and consultancy thereafter (the “Separation Agreement,” to which this First Release is attached as Exhibit C);

WHEREAS, on March 31, 2013, Burris’ employment with the Company terminated;

WHEREAS, this agreement serves as the First Release, pursuant to the Separation Agreement; and

WHEREAS, Burris and the Company desire to mutually, amicably and finally resolve and compromise all issues and claims surrounding Burris’ employment and separation from employment with the Company;

NOW THEREFORE, in consideration for the mutual promises and undertakings of the parties as set forth below, Burris and the Company hereby enter into this First Release.

1. Separation Date; Resignation from Officer Positions: March 31, 2013 was you last day of employment with the Company (the “Separation Date”). By signing below, you acknowledge that, as of the Separation Date, you resigned from all officer positions that you held with the Company.

2. Acknowledgment of Payment of Wages: By your signature below, you acknowledge that, on the Separation Date, the Company paid you for all wages, salary, vacation, bonuses, commissions, reimbursable expenses, and any similar payments due you from the Company as of the Separation Date. By signing below, you acknowledge that the Company does not owe you any other amounts.

3. Separation Consideration: In exchange for your agreement to this First Release and your other promises in the Separation Agreement and herein, the Company agrees to provide you with the separation consideration set forth in (and subject to the terms of) Paragraph 3 of the Separation Agreement. By signing below, you acknowledge that you are receiving the separation consideration in exchange for waiving your rights to claims referred to in this First Release and you would not otherwise be entitled to the separation consideration.

4. General Release and Waiver of Claims:

a. The payments and promises set forth in the Separation Agreement and herein are in full satisfaction of all accrued salary, vacation pay, bonus and commission pay, profit-sharing, stock, stock options or other ownership interest in the Company, termination benefits or other compensation to which you may be entitled by virtue of your employment with

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the Company or your separation from the Company, including pursuant to the Employment Agreement and the Separation Agreement. To the fullest extent permitted by law, you hereby release and waive any other claims you may have against the Company and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (collectively “Releasees”), whether known or not known, including, without limitation, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of your employment or your separation of employment, claims under Title VII of the 1964 Civil Rights Act, as amended, the Washington Law Against Discrimination and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act, and/or claims based on disability or under the Americans with Disabilities Act.

b. You hereby acknowledge that you are aware of the principle that a general release does not extend to claims that the releasor does not know or suspect to exist in his or her favor at the time of executing the release, which, if known by him or her, must have materially affected his or her settlement with the releasee. With knowledge of this principle, you hereby agree to expressly waive any rights you may have to that effect.

c. You and the Company do not intend to release claims that you may not release as a matter of law, claims for indemnity under Section 3(b) of the Employment Agreement, or any claims for enforcement of this Agreement. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in the arbitration clause below.

5. Covenant Not to Sue:

a. To the fullest extent permitted by law, at no time subsequent to the execution of this Agreement will you pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, of any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which you may now have, have ever had, or may in the future have against Releasees, which is based in whole or in part on any matter released by this Agreement.

b. Nothing in this paragraph shall prohibit you from filing a charge or complaint with a government agency where, as a matter of law, the parties may not restrict your ability to file such administrative complaints. However, you understand and agree that, by entering into this Agreement, you are releasing any and all individual claims for relief, and that any and all subsequent disputes between you and the Company shall be resolved through arbitration as provided below.

c. Nothing in this paragraph shall prohibit or impair you or the Company from complying with all applicable laws, nor shall this Agreement be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.

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6. Review of Release: You understand that you may take up to twenty-one (21) days to consider this First Release and, by signing below, affirm that you were advised to consult with an attorney prior to signing this First Release. You also understand you may revoke this First Release within seven (7) days of signing this document and that the consideration to be provided to you pursuant to Paragraph 3 of the Separation Agreement will be provided only at the end of that seven (7) day revocation period.

7. Effective Date: This First Release is effective on the eighth (8th) day after you sign it and without revocation by you.

8. Other Terms of Separation Agreement Incorporated Herein: All other terms of the Separation Agreement to the extent not inconsistent with the terms of this First Release are hereby incorporated in this First Release as though fully stated herein and apply with equal force to this First Release, including, without limitation the provisions on Arbitration, Governing Law, and Attorneys’ Fees.

Dated:
Name:
Title:

Dated:
Michelle Burris

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EXHIBIT D

CONSULTING AGREEMENT

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CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is entered into as of April 1, 2013 (the “Effective Date”), between OncoGenex Pharmaceuticals, Inc., a corporation (“Company”), and Michelle G. Burris, a sole proprietorship, Unified Business Identifier number 601-801-879 (“Consultant”). Company and Consultant desire to have Consultant perform services for Company, subject to and in accordance with the terms and conditions of this Agreement. THEREFORE, the parties agree as follows:

1. SERVICES

1.1 Statement of Work. Company and Consultant have executed (or will execute) a statement of work, substantially in the form attached hereto as Exhibit 1, that describes the specific services to be performed by Consultant (as executed, a “Statement of Work”). The Statement of Work will expressly refer to this Agreement, will form part of this Agreement, and will be subject to the terms and conditions contained herein. The Statement of Work may be amended only by written agreement of the parties.

1.2 Performance of Services. Consultant will perform the services described in the Statement of Work (the “Services”) in accordance with the terms and conditions set forth in such Statement of Work and this Agreement.

1.3 Delivery. Consultant will deliver to Company the deliverables, designs, modules, software, products, documentation and other materials specified in the Statement of Work (individually or collectively, “Deliverables”) in accordance with the delivery schedule and other terms and conditions set forth in the Statement of Work.

1.4 Consultant Personnel. It is understood that the Services shall be provided by Michelle Burris (“Consultant Personnel”).

2. PAYMENT

2.1 Compensation. As Consultant’s sole consideration for the performance of Services, Company will provide Consultant the compensation specified in the Statement of Work in accordance with the terms set forth therein. Without limiting the generality of the foregoing,

Consultant acknowledges and agrees that, if specified in the Statement of Work, Company’s payment obligation will be expressly subject to Consultant’s completion or achievement of certain milestones to Company’s reasonable satisfaction.

2.2 Expenses. Unless otherwise provided in the Statement of Work, Company will also reimburse Consultant for all reasonable and customary out-of-pocket travel, lodging and related expenses incurred by Consultant in connection with Consultant’s performance of Services. At Company’s request, Consultant will furnish Company with copies of receipts and other customary documentation for any expenses for which Consultant requests reimbursement hereunder.

2.3 Payment Terms. All fees and other compensation set forth in the Statement of Work, if any, are stated in and are payable in U.S. dollars.

3. RELATIONSHIP OF THE PARTIES

3.1 Independent Contractor. Consultant is an independent contractor and nothing in this Agreement will be construed as establishing an employment or agency relationship between Company and Consultant or any Consultant Personnel. Consultant has no authority to bind Company by contract or otherwise. Consultant will perform Services under the general direction of Company, but Consultant will determine, in Consultant’s sole discretion, the manner and means by which Services are accomplished, subject to the requirement that Consultant will at all times comply with applicable law.

3.2 Taxes and Employee Benefits. Consultant will report to all applicable government agencies as income all compensation received by Consultant pursuant to this Agreement. Consultant will be solely responsible for the payment of all compensation to all Consultant Personnel, as well as for payment of all withholding taxes, social security, workers’ compensation, unemployment and disability insurance or similar items required by any government agency. Consultant Personnel will not be entitled to any benefits paid or made available by Company to its employees, including, without limitation, any vacation or illness payments, or to participate in any plans, arrangements or distributions made by Company pertaining to any bonus, profit sharing, insurance or similar benefits. Consultant will indemnify and hold Company harmless from and against all damages, liabilities, losses, penalties, fines, expenses and costs (including reasonable fees and expenses of attorneys and other professionals) arising out of or relating to any obligation imposed by law on Company to pay any withholding taxes, social security, unemployment or disability insurance or similar items in connection with compensation received by Consultant pursuant to this Agreement.

3.3 Liability Insurance. Consultant acknowledges that Company will not carry any liability insurance on behalf of Consultant.

4. OWNERSHIP

4.1 Disclosure of Work Product. Consultant will, as an integral part of the performance of Services, disclose in writing to Company all inventions, products, designs, drawings, notes, documents, information, documentation, improvements, works of authorship, processes, techniques, know-how, algorithms, specifications, biological or chemical specimens or samples, hardware, circuits, computer programs, databases, user interfaces, encoding techniques, and other materials of any kind that Consultant may make, conceive, develop or reduce to practice, alone or jointly with others, in connection with performing Services, or that result from or that are related to such Services, whether or not they are eligible for patent, copyright, mask work, trade secret, trademark or other legal protection (collectively, “Consultant Work Product”). Consultant Work Product includes without limitation any Deliverables that Consultant delivers to Company pursuant to Section 1.3.

4.2 Ownership of Consultant Work Product. Consultant and Company agree that, to the fullest extent permitted by applicable law, each item of Consultant Work Product will be a work made for hire owned exclusively by the Company. Consultant agrees that, regardless of whether an item of Consultant Work Product is a work made for hire, all Consultant Work Product will be the sole and exclusive property of Company. Consultant hereby irrevocably transfers and assigns to Company, and agrees to irrevocably transfer and assign to Company, all right, title and interest in and to the Consultant Work Product, including all worldwide patent rights (including patent applications and disclosures), copyright rights, mask work rights, trade secret rights, know-how, and any and all other intellectual property or proprietary rights (collectively, “Intellectual Property Rights”) therein. At Company’s request and expense, during and after the term of this Agreement, Consultant will assist and cooperate with Company in all respects and will cause all Consultant Personnel to assist and cooperate with Company in all respects, and will execute documents and will cause all Consultant Personnel to execute documents, and will take such further acts reasonably requested by Company to enable Company to acquire, transfer, maintain, perfect and enforce its Intellectual Property Rights and other legal protections for the Consultant Work Product. Consultant hereby appoints the officers of Company as Consultant’s attorney-in-fact to execute documents on behalf of Consultant for this limited purpose.

4.3 Moral Rights. To the fullest extent permitted by applicable law, Consultant also hereby irrevocably transfers and assigns to Company, and agrees to irrevocably transfer and assign to Company, and waives and agrees never to assert, any and all Moral Rights (as defined

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below) that Consultant or Consultant Personnel may have in or with respect to any Consultant Work Product, during and after the term of this Agreement. “Moral Rights” mean any rights to claim authorship of a work, to object to or prevent the modification or destruction of a work, to withdraw from circulation or control the publication or distribution of a work, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is called or generally referred to as a “moral right.”

4.4 Related Rights. To the extent that Consultant owns or controls (presently or in the future) any patent rights, copyright rights, mask work rights, trade secret rights, or any other intellectual property or proprietary rights that may block or interfere with, or may otherwise be required for, the exercise by Company of the rights assigned to Company under this Agreement (collectively, “Related Rights”), Consultant hereby grants or will cause to be granted to Company a non-exclusive, royalty-free, irrevocable, perpetual, transferable, worldwide license (with the right to sublicense) to make, have made, use, offer to sell, sell, import, copy, modify, create derivative works based upon, distribute, sublicense, display, perform and transmit any products, software, hardware, methods or materials of any kind that are covered by such Related Rights, to the extent necessary to enable Company to exercise all of the rights assigned to Company under this Agreement.

5. CONFIDENTIAL INFORMATION

For purposes of this Agreement, “Confidential Information” means and will include: (i) any information, materials or knowledge regarding Company and its business, financial condition, products, programming techniques, customers, suppliers, technology or research and development that is disclosed to Consultant or to which Consultant has access in connection with performing Services; (ii) the Consultant Work Product; and (iii) the terms and conditions of this Agreement. Confidential Information will not include any information that: (a) is or becomes part of the public domain through no fault of Consultant; (b) was rightfully in Consultant’s possession at the time of disclosure, without restriction as to use or disclosure; or (c) Consultant rightfully receives from a third party who has the right to disclose it and who provides it without restriction as to use or disclosure. Consultant agrees to hold all Confidential Information in strict confidence, not to use it in any way, commercially or otherwise, except in performing Services, and not to disclose it to others. Consultant further agrees to take all actions reasonably necessary to protect the confidentiality of all Confidential Information, including, without limitation, implementing and enforcing procedures to minimize the possibility of unauthorized use or disclosure of Confidential Information.

6. WARRANTIES

6.1 No Pre-existing Obligations. Consultant represents and warrants that Consultant has no pre-existing obligations or commitments (and will not assume or otherwise undertake any obligations or commitments) that would be in conflict or inconsistent with or that would hinder Consultant’s performance of its obligations under this Agreement.

6.2 Performance Standard. Consultant represents and warrants that Services will be performed in a thorough and professional manner, consistent with high professional and industry standards by individuals with the requisite training, background, experience, technical knowledge and skills to perform Services.

6.3 Non-infringement. Consultant represents and warrants that the Consultant Work Product will not infringe, misappropriate or violate the rights of any third party, including, without limitation, any Intellectual Property Rights or any rights of privacy or rights of publicity, except to the extent any portion of the Consultant Work Product is created, developed or supplied by Company or by a third party on behalf of Company.

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6.4 Competitive Activities. During the term of this Agreement, Consultant will not, directly or indirectly, in any individual or representative capacity, engage or participate in or provide services to any business that is competitive with the types and kinds of business being conducted by Company. If Consultant or Consultant Personnel are currently engage or propose to engage in any activity that may reasonably be interpreted as competitive with the types and kinds of business being conducted by Company, Consultant may request confirmation that such activities do not fall within the prohibitions of this paragraph or request an exception to this paragraph by providing prompt written notice to Company with a description of the activity. Company shall promptly assess and reply in good faith to the request and shall not unreasonably withhold confirmation or approval as contemplated in this paragraph.

6.5 Non-Solicitation of Personnel. During the term of this Agreement and for a period of one (1) year thereafter, Consultant will not directly or indirectly solicit the services of any Company employee or consultant for Consultant’s own benefit or for the benefit of any other person or entity.

6.6 Agreements with Consultant Personnel. Consultant represents and warrants that all Consultant Personnel who perform Services are and will be bound by written agreements with Consultant under which: (i) Consultant owns or is assigned exclusive ownership of all Consultant Work Product; and (ii) Consultant Personnel agree to limitations on the use and disclosure of Confidential Information no less restrictive than those provided in Section 5.

7. INDEMNITY

7.1 Indemnification of Consultant. Company will defend, indemnify and hold Consultant harmless to the fullest extent permitted by its Certificate of Incorporation, Bylaws and applicable law, as the same exists or may hereafter be amended, against all expenses, liability and loss (including attorneys’ fees, judgments, fines, and amounts paid or to be paid in any settlement approved in advance by the Company, such approval not to be unreasonably withheld) (collectively, “Indemnifiable Expenses”) actually reasonably incurred or suffered by Consultant in connection with any present or future threatened, pending or contemplated investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (collectively, “Indemnifiable Litigation”), to which Consultant is or was a party, is threatened to be made a party, or is otherwise involved by reason of the fact that Consultant performed Services under this Agreement or otherwise acted as an agent of the Company, or of any subsidiary or division, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

7.2 Existing Agreement. Consultant and Company are parties to an existing Indemnification Agreement dated November 5, 2010 (the “Indemnification Agreement”). With the exception of Section 1 of the Indemnification Agreement (which is not incorporated herein), all other terms of the Indemnification Agreement are incorporated herein by reference and govern any claims for indemnification by Consultant.

8. TERM AND TERMINATION

8.1 Term. This Agreement will commence on the Effective Date and, unless terminated earlier in accordance with the terms of this Agreement, will remain in force and effect as long as Consultant is performing Services pursuant to the Statement of Work.

8.2 Termination for Breach. Either party may terminate this Agreement (including the Statement of Work) if the other party breaches any material term of this Agreement and, if curable, fails to cure such breach within thirty (30) days following written notice thereof from the non-breaching party.

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8.3 Termination for Convenience. Either party may terminate this Agreement (including the Statement of Work) at any time, for any reason or no reason, upon at least thirty (30) days written notice to the other party.

8.4 Effect of Termination. Upon the expiration or termination of this Agreement for any reason: (i) Consultant will promptly deliver to Company all Consultant Work Product, including all work in progress on any Consultant Work Product not previously delivered to Company, if any; (ii) Consultant will promptly deliver to Company all Confidential Information in Consultant’s possession or control; and (iii) Company will pay Consultant any accrued but unpaid compensation due and payable to Consultant pursuant to Section 2.

8.5 Survival. The rights and obligations of the parties under Sections 2, 3.2, 3.3, 4, 5, 6.3, 6.5, 6.6, 7, 8.4, 8.5, and 9 will survive the expiration or termination of this Agreement.

9. GENERAL

9.1 Assignment. Consultant may not assign or transfer this Agreement, in whole or in part, without Company’s express prior written consent. Any attempt to assign this Agreement, without such consent, will be void. Subject to the foregoing, this Agreement will bind and benefit the parties and their respective successors and assigns.

9.2 No Election of Remedies. Except as expressly set forth in this Agreement, the exercise by Company of any of its remedies under this Agreement will not be deemed an election of remedies and will be without prejudice to its other remedies under this Agreement or available at law or in equity or otherwise.

9.3 Equitable Remedies. Because the Services are personal and unique and because Consultant will have access to Confidential Information of Company, Company will have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without having to post a bond or other consideration, in addition to all other remedies that Company may have for a breach of this Agreement at law or otherwise.

9.4 Attorneys’ Fees. If any action is necessary to enforce the terms of this Agreement, the substantially prevailing party will be entitled to reasonable attorneys’ fees, costs and expenses in addition to any other relief to which such prevailing party may be entitled.

9.5 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Washington, excluding its body of law controlling conflict of laws. Any legal action or proceeding arising under this Agreement will be brought exclusively in the federal or state courts located in the Northern District of California and the parties irrevocably consent to the personal jurisdiction and venue therein.

9.6 Severability. If any provision of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement will remain in full force and effect, and the provision affected will be construed so as to be enforceable to the maximum extent permissible by law.

9.7 Waiver. The failure by either party to enforce any provision of this Agreement will not constitute a waiver of future enforcement of that or any other provision.

9.8 Notices. All notices required or permitted under this Agreement will be in writing, will reference this Agreement, and will be deemed given: (i) when delivered personally; (ii) one (1) business day after deposit with a nationally-recognized express courier, with written confirmation of receipt; or (iii) three (3) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid. All such notices will be sent to the addresses set forth above or to such other address as may be specified by either party to the other party in accordance with this Section.

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9.9 Entire Agreement. This Agreement, together with the Statement of Work, constitutes the complete and exclusive understanding and agreement of the parties with respect to its subject matter and supersedes all prior understandings and agreements, whether written or oral, with respect to its subject matter. In the event of a conflict, the terms and conditions of the Statement of Work will take precedence over the terms and conditions of this Agreement. Any waiver, modification or amendment of any provision of this Agreement will be effective only if in writing and signed by the parties hereto.

9.10 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

COMPANY:	CONSULTANT:

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

MICHELLE BURRIS:

By:

Date:

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EXHIBIT 1

STATEMENT OF WORK

This Statement of Work is issued under and subject to all of the terms and conditions of the Consulting Agreement dated as of April 1, 2013, between OncoGenex Pharmaceuticals, Inc. (“Company”) and Michelle G. Burris, a sole proprietorship, Unified Business Identifier number 601-801-879 (“Consultant”).

1. Description of Services: In addition to any services that the Company may reasonably request from Consultant during the Consultancy, the Services shall include, but shall not be limited to, the following:

•	Finance/Accounting:

•

To the extent not completed, transfer applicable accounting and finance operating knowledge to Principle Accounting Officer, new Chief Financial Officer, or third-party vendor, as identified by the Company.

•	Provide accounting practices guidance until Chief Financial Officer hired.

•	Operations:

•

Provide oversight for human relations policies and practices, including by way of example, performance review system, position descriptions, and compensation programs (including for medical sales liaison force and compensation programs related thereto).

•	Provide oversight for investor relations policies and practices and attend conferences as requested.

•	Continue to assist in search and/or recruitment of new Chief Financial Officer to the extent requested by the Company.

•	Provide oversight for streamlining information technology and business processes. Implement collaboration tools as may be needed by the Company.

•	Complete facilities clean-up from Sonus merger. Propose, develop, implement and monitor document retention policies and practices.

•	Provide oversight for supply chain management activities, manufacturing process development activities and validation plans.

•	Provide guidance on corporate governance policies and practices.

•	Provide guidance on strategic planning activities, including but not limited to reviewing M&A and partnering alternatives, and implementing and monitoring as requested.

•

Maintain Teva alliance management activities, including but not limited to continuing to collaborate with Teva on the development of NDA plan and timing and to negotiate with Teva on agreement matters as required.

•	Provide oversight on OGX-427 partnering activities.

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•	Any additional work or projects as may be assigned by the Board of Directors from time to time.

It is expected that Consultant, through Consultant Personnel, will provide an average of 148 hours of Services per month.

2. Payment Terms: During the term of the Consultancy, the Company shall provide Consultant with the following compensation:

•	The Company shall pay Consultant a monthly retainer in the amount of $34,195.70, payable no later than the 5th business day of each month.

•

Subject to Consultant Personnel’s election of and eligibility to receive COBRA continuation benefits, the Company shall reimburse Consultant Personnel’s premium to continue health insurance coverage pursuant to COBRA. In the event the period of continuation benefits under this Agreement exceeds the federal COBRA maximum benefit of eighteen months, the Company agrees to calculate and reimburse the balance of the benefits continuation payments at the self-plan premium rates for comparable coverage, to be provided by Consultant Personnel and subject to reasonably approval by the Company.

•

Consultant shall be eligible to receive an incentive payment of up to 40% of the total amount of consulting fees (i.e., retainer) paid pursuant to this Agreement and base salary the Company paid to Consultant Personnel pursuant to the Employment Agreement dated November 5, 2010, in both cases during the 2013 calendar year, to be based on and calculated as a percentage according to the Company’s achievement of corporate objectives, as determined in good faith in the sole and absolute discretion of the Company’s Board of Directors. Such incentive payment shall be payable on or before March 15, 2014, and Consultant must be presently engaged by the Company on the date of payment to be eligible to receive the incentive payment.

•	Consultant Personnel shall continue to vest in all outstanding stock options and restricted stock unit awards previously granted to Consultant Personnel by the Company.

[Remainder of this page intentionally blank.]

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3. Term of the Agreement: The Consulting Agreement shall be for a term of one year from the effective date of the Consulting Agreement, subject to termination as provided by the Consulting Agreement and extendable by mutual agreement of the parties.

AGREED AS OF April 1, 2013

COMPANY:	CONSULTANT:

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

MICHELLE BURRIS:

By:

DATE:

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EXHIBIT E

SECOND RELEASE

CONFIDENTIAL AGREEMENT AND

GENERAL RELEASE OF ALL CLAIMS

This Confidential Agreement and General Release of All Claims (the “Release”) is entered into between Michelle Burris (“Burris”) and OncoGenex Pharmaceuticals, Inc. (the “Company”) (collectively, “the parties”).

WHEREAS, on March 31, 2013, Burris’ employment with the Company terminated;

WHEREAS, on February 1, 2013, Burris and the Company entered into an agreement regarding Burris’ separation from employment with the Company and consultancy thereafter (the “Separation Agreement,” to which this Release is attached as Exhibit E);

WHEREAS, on             , 201    , the Consultancy (as defined in the Separation Agreement) concluded for a reason other than (a) Burris’ termination of the Consulting Agreement for convenience prior to the one-year term provided by the Statement of Work and (b) the Company’s termination of the Consulting Agreement for Burris’ breach of a material term of the Consulting Agreement and her failure to cure such breach;

WHEREAS, this Release serves as the Second Release, pursuant to the Separation Agreement; and

WHEREAS, Burris and the Company desire to mutually, amicably and finally resolve and compromise all issues and claims surrounding Burris’ services to the Company and the conclusion thereof;

NOW THEREFORE, in consideration for the mutual promises and undertakings of the parties as set forth below, Burris and the Company hereby enter into this Release.

1. Acknowledgment Regarding Conclusion of Consulting Services: Burris acknowledges that the Consultancy concluded on             , 201     (the “Conclusion Date”) and that she has been provided all compensation and benefits owed to her as of the Conclusion Date. By signing below, Burris acknowledges that, aside from the consideration described in the Separation Agreement that may become due and owing to Burris upon the Effective Date (as defined below) of this Release, the Company does not owe Burris any other amounts or benefits.

2. Termination Consideration: In exchange for Burris’ agreement to the general release and waiver of claims and covenant not to sue set forth below and Burris’ other promises herein, the Company agrees to provide Burris’ with the termination consideration set forth in Paragraph 3(b) of the Separation Agreement. By signing below, Burris acknowledges that she is receiving the termination consideration in exchange for waiving her rights to claims referred to in this Release and Burris would not otherwise be entitled to the termination consideration.

3. Return of Company Property: Burris hereby warrants to the Company that she has returned to the Company all property or data of the Company of any type whatsoever that has been in her possession or control.

4. Proprietary Information: Burris hereby acknowledges that she is bound by and will comply with the confidentiality provisions of her Employment Agreement and the

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Consulting Agreement (attached as Exhibits B and D to the Separation Agreement). Burris further confirms that she has delivered to the Company all documents and data of any nature containing or pertaining to the Company’s confidential or proprietary information and that she has not taken any such documents or data or any reproduction thereof.

5. General Release and Waiver of Claims:

a. The payments and promises set forth in this Release are in full satisfaction of all consideration and compensation, including Consultancy payments or benefits, stock, stock options, or other ownership interest in the Company, termination benefits or other compensation to which Burris may be entitled by virtue of her services to the Company and the cessation and conclusion thereof, including pursuant to the Separation Agreement and the Employment Agreement. To the fullest extent permitted by law, Burris hereby release and waive any other claims she may have against the Company and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (collectively “Releasees”), whether known or not known, including, without limitation, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of Burris’ employment or consulting services to the Company or the cessation or conclusion thereof, claims under Title VII of the 1964 Civil Rights Act, as amended, Washington Law Against Discrimination and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act, and/or claims based on disability or under the Americans with Disabilities Act.

b. By signing below, Burris hereby acknowledges that she is aware of the principle that a general release does not extend to claims that the releasor does not know or suspect to exist in his or her favor at the time of executing the release, which, if known by him or her, must have materially affected his or her settlement with the releasee. With knowledge of this principle, Burris hereby agrees to expressly waive any rights she may have to that effect.

c. Burris and the Company do not intend to release claims that she may not release as a matter of law, claims for indemnity under Section 3(b) of the Employment Agreement, or any claims for enforcement of this Agreement. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in the arbitration clause below.

6. Covenant Not to Sue: To the fullest extent permitted by law, at no time subsequent to the execution of this Release will Burris pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, of any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which Burris may now have, have ever had, or may in the future have against Releasees and which is based in whole or in part on any matter released by this Release. Nothing in this paragraph shall prohibit Burris from filing a charge or complaint with a government agency where, as a matter of law, the parties may not restrict her ability to file such administrative complaints. However, Burris understands and agrees that, by

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entering into this Release, she is releasing any and all individual claims for relief, and that any and all subsequent disputes between Burris and the Company shall be resolved through arbitration as provided below. Nothing in this paragraph shall prohibit or impair Burris or the Company from complying with all applicable laws, nor shall this Release be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.

7. Arbitration: Burris acknowledges and agrees that the arbitration provision contained in the Separation Agreement applies to and shall govern resolution of any and all disputes or claims arising out of or related to the validity, enforceability, interpretation, performance or breach of this Release.

8. Attorneys’ Fees: If any action is brought to enforce the terms of this Release, the prevailing party will be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which the prevailing party may be entitled.

9. Confidentiality: The contents, terms and conditions of this Release must be kept confidential by Burris and may not be disclosed except to her immediate family, accountant or attorneys or pursuant to subpoena or court order. Burris agrees that, if asked for information concerning this Release, Burris will state only that she and the Company reached an amicable resolution of her separation from the Company. Any breach of this confidentiality provision shall be deemed a material breach of this Release.

10. No Admission of Liability: This Release is not and shall not be construed or contended by Burris to be an admission or evidence of any wrongdoing or liability on the part of Releasees or their representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. This Agreement shall be afforded the maximum protection allowable under Washington Rules of Evidence 408 and/or any other state or federal provisions of similar effect.

11. Complete and Voluntary Release: This Release, together with the Separation Agreement (to which this Release is attached as Exhibit E), Exhibits A-D thereto, and the Stock Option Agreements and RSU Agreements (as defined in the Separation Agreement), constitute the entire agreement between Burris and Releasees with respect to the subject matter hereof and supersede all prior negotiations and agreements, whether written or oral, relating to such subject matter. Burris acknowledges that neither Releasees nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Release for the purpose of inducing her to execute the Release, and Burris acknowledges that she has executed this Release in reliance only upon such promises, representations and warranties as are contained herein and she is executing this Release voluntarily, free of any duress or coercion.

12. Severability: The provisions of this Release are severable, and if any part of it is found to be invalid or unenforceable, the other parts shall remain fully valid and enforceable. Specifically, should a court, arbitrator, or government agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release, the waiver of unknown claims and the covenant not to sue above shall otherwise remain effective to release any and all other claims.

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13. Modification; Counterparts; Facsimile/PDF Signatures: It is expressly agreed that this Release may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Release, executed by authorized representatives of each of the parties to this Release. This Release may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Execution of a facsimile or PDF copy shall have the same force and effect as execution of an original and a copy of a signature will be admissible in any legal proceeding as if an original.

14. Governing Law: This Release shall be governed by and construed in accordance with the laws of the State of Washington.

15. Review of Release: Burris understands that she may take up to twenty-one (21) days to consider this Release and, by signing below, affirms that she was advised to consult with an attorney prior to signing this Release. Burris also understands that she may revoke this Release within seven (7) days of signing this document and that the termination consideration to be provided to Burris pursuant to Paragraph 3(b) of the Separation Agreement will be provided only at the end of that seven (7) day revocation period.

16. Effective Date: This Release is effective on the eighth (8th) day after Burris signs it and without revocation by Burris.

Dated:
Name:
Title:

Dated:
Michelle Burris

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